Exhibit 16.1

Deloitte & Touche LLP 550 South Tryon Street Suite 2500 Charlotte, NC 28202 USA Tel: +1 704 887 1500 www.deloitte.com

May 24, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Dynacast International Inc.’s Form 8K dated May 24, 2013 and have the following comments:

1.	With respect to paragraph 1 of Item 4.01, we were informed by Adrian Murphy, CFO, on May 22, 2013 that we were dismissed.

2.	We agree with the statements made in paragraphs 2 through 5 of Item 4.01.

3.	We have no basis on which to agree or disagree with the statements made in paragraph 6 of Item 4.01

Yours truly,

/s/ Deloitte & Touche LLP